Exhibit (p)(3)

Epoch Investment Partners, Inc.

_______________________________

Code of Ethics and Business Conduct

October 2021

1. Statement of General Principles

This Code of Ethics and Business Conduct ("Code") applies to you, as an officer, director, or employee of Epoch Investment Partners, Inc.1 ("Epoch" or the "Company"), as well as your Family Members (as defined below) and in appropriate circumstances, the Code may be provided and applied to Epoch's agents and representatives, including but not limited to, consultants and temporary employees who may periodically work onsite at Epoch's offices (collectively defined as "You" below). Epoch will evaluate such individuals on a case-by-case basis to determine if they should be considered access persons for purposes of this Code depending on their specific role and access to client information.

Epoch is committed to the principle of honest and ethical conduct in all aspects of its business. We both expect and require You to be familiar with this Code and to adhere to those principles and procedures set forth in the Code that apply to You. The Company's specific procedures contained in memoranda, policies, e-mail, or other guidance, which we may from time to time distribute to our officers, directors and employees, are separate requirements and are in addition to and not in derogation of this Code.

Epoch’s business should be carried on with loyalty to the interest of its Clients; (as defined below). In furtherance of the foregoing, You shall not:

• Employ any device, scheme or artifice to defraud Epoch or a Client, or

• Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon Epoch or a Client.

As a fiduciary, Epoch is committed to a high standard of business conduct which encompasses conducting business in accordance with both the spirit and letter of applicable laws and regulations as well as in accordance with ethical business practices. While this Code does not cover every issue that may arise, the Code sets out basic principles to guide You and is intended to provide a clear statement of the fundamental principles that govern Epoch's business to promote, among other things:

• Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• Mitigation of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

• Full, fair, accurate, timely, and understandable disclosure in reports and documents that Epoch files with various regulatory authorities or prepares and distributes to various affiliates of The Toronto-Dominion Bank ("TD");

• Compliance with applicable governmental laws, rules and regulations, not only of the United States, but also of foreign jurisdictions in which we or any of our direct or indirect subsidiaries operate;

• The prompt reporting of Code violations to an appropriate person or persons identified in the Code; and,

• Accountability for adherence to the Code.

Furthermore, to build a stronger company and maintain our culture of integrity - a culture of lawful and ethical conduct, we ask that You utilize the channels identified herein to ask questions or raise good faith concerns about observed or perceived violations of the Code. We are at our best when each of us helps identify and correct concerns in our workplace so that we may strengthen the business for all and enhance our reputation as an ethical and compliant company.

If an applicable law conflicts with a policy set forth in this Code, You must comply with the law; however, if a local custom or policy conflicts with this Code, You must comply with the Code. If You have any questions about these conflicts, You should ask your supervisor or the Code of Ethics Contact Person how to handle the situation.

If You violate the standards in this Code, You will be subject to disciplinary action. If You are in a situation that You believe may violate or lead to a violation of this Code, You should follow the guidelines described in Section 3 of this Code and notify your supervisor or the Code of Ethics Contact Person as soon as practical.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Chief Compliance Officer who may consult with the Directors (as defined below) or the Operating Committee (as defined below).

2. Definition of Terms Used

"Business Associate" means any supplier of services or materials, Client, customer, consultant, professional advisor, lessor of space or goods, tenant, licensor, licensee or partner of Epoch.

"Client" means any entity which receives investment advisory services from Epoch for a fee.

"Code of Ethics Contact Person" means the Chief Compliance Officer or such person or persons as may be designated from time to time.

"Conflict Resolution Group" means the Chief Compliance Officer, the Chief Financial Officer and Epoch's Chief Administrative Officer.

 "Directors" means the directors of Epoch Investment Partners, Inc.

"Family Members" means Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by You or by any Immediate Family Member.

"Immediate Family Member" includes the spouse (or life partner) and children of You and any relative (by blood or marriage) of You residing in the same household.

“Investor” means an investor in a Private Fund or UCITS managed by Epoch.

"PTCC" means Compliance Science Personal Trading Control Center.

"Operating Committee" means the Operating Committee of Epoch which meets frequently and is responsible for implementing the Company’s strategy, making operational decisions and overseeing the day-to-day running of the Company.

"You" means each director, officer, and employee of Epoch, temporary employees and consultants who reside on Epoch offices.

3. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which Epoch's ethical standards are built. You must respect and obey the laws of the cities, states, and countries in which Epoch and its direct and indirect subsidiaries operate. It is our personal responsibility to adhere to the standards and restrictions imposed by those laws, rules and regulations. Although not all employees are expected to know the details of these laws, it is important that You know enough to determine when to seek advice from your supervisors or other appropriate personnel.

Where You reasonably believe that Epoch, or a director, officer or employee of Epoch, is not compliant with any law, regulation or section of this Code, we ask that You utilize our established channels identified herein to report such violations so that they may be properly addressed. As an initial matter, please bring the matter up directly with your immediate supervisor and the Code of Ethics Contact Person (or if the matter involves your supervisor, then directly with the Code of Ethics Contact Person), and if the matter is not ultimately resolved by either a reasonable explanation or action taken to rectify any non-compliance, we encourage You to bring the matter directly to the attention of the Operating Committee. With respect to financial matters in particular, and not just confined to those of our employees performing accounting functions, where You believe that Epoch has or is about to engage in any financial irregularity or impropriety, You are encouraged to bring the matter to the attention of the Operating Committee. This may be done anonymously and without fear of reprisal of any sort. Any complaint directed to the Operating Committee may be sent by mail as follows:

The Operating Committee

Attention: Nancy J. Paley

Epoch Investment Partners, Inc.

One Vanderbilt Avenue

New York, New York 10017

In addition, Epoch officers or employees can also report violations to an independent third party, EthicsPoint:

EthicsPoint

www.ethicspoint.com

1-866-293-2365

Nothing contained in this Code prohibits employees from exercising their legal rights to communicate with or report violations of law to government entities or regulatory authorities (e.g., the SEC).

Retaliation Prohibite d

Epoch will not tolerate retaliation of any kind (also known as victimization in some jurisdictions) because an employee in good faith raises a concern or reports a violation or suspected violation of our Code or of an Epoch policy or practice.

Retaliation is any conduct that would reasonably dissuade an employee from raising or reporting good faith concerns through our internal reporting channels or with any governmental body, or from participating in or cooperating with any investigation of such concerns. It includes conduct that would reasonably dissuade an employee from filing, testifying or participating in a legal proceeding relating to a violation of law, or from providing information to or otherwise assisting a government or law enforcement agency pursuing a violation of law.

If you feel You have been subjected to retaliation, we encourage you to immediately raise your concerns through the provided channels so that Epoch may promptly and properly address such concerns.

4. Compliance with Disclosure Controls and Dealing with External Auditors

The honest and accurate recording and reporting of financial information is of critical importance to Epoch. This is not only essential for our officers and directors to make informed business decisions, but is essential to Epoch's ability to file accurate financial reports with regulatory bodies and TD and to enable Epoch to comply with various laws relating to the maintenance of books and records and financial reporting.

Epoch has implemented internal accounting controls that must be strictly adhered to by You as an officer, director or employee or any other person subject to the Code. You are prohibited from knowingly circumventing or failing to implement the internal accounting controls of Epoch as now existing or as may be modified, revised, amended or supplemented in the future. If You become aware of actual or suspected breaches or violations of Epoch’s internal accounting controls or any fraudulent or questionable transactions or occurrences, whether actual or suspected, we ask that You immediately utilize our established channels to report such concerns to enable us to take proper corrective action. Potentially fraudulent or questionable transactions or occurrences include, without limitation, embezzlement, forgery, alteration of checks and other documents, theft, misappropriation or conversion of assets for personal use, falsification of records, and the reporting of the financial condition of Epoch contrary to generally accepted accounting principles.

Epoch has implemented a system of disclosure controls and procedures to assure that all important information regarding the business and prospects of Epoch is brought to the attention of Epoch's Chief Executive Officer and Chief Financial Officer. You are required to adhere to this system of disclosure controls and procedures, and You should promptly report any significant event or occurrence (whether positive or negative) that affects Epoch or its Business Associates to enable us to respond appropriately. General economic conditions need not be reported.

Open, honest and fair dealings with our external and internal auditors are essential to the financial reporting process. You are required to be candid in discussing matters concerning internal controls and business disclosures with Epoch's officers, directors, and external auditors. Factual information is important. Opinions and observations are strongly encouraged. You are prohibited from making any false or misleading statement to any external auditor of Epoch in connection with an audit or examination of Epoch's financial statements or the preparation or filing of any document or report. Similarly, You are prohibited from engaging in any conduct to fraudulently influence, coerce, manipulate or mislead any accountant engaged in the audit or review of any of Epoch’s financial statements.

5. Conflicts of Interest

Section 206(2) of the Advisers Act prohibits investment advisers from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client whereas Section 206(4) of the Advisers Act prohibits investment advisers from engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. Rule 206(4)-8(a) under the Advisers Act effectively extends this prohibition so as to apply to pooled investment vehicle investors or prospective investors. A failure to identify, disclose and/or manage a conflict of interest could constitute a violation of any of these provisions.

Epoch’s policy is to disclose, mitigate, and/or eliminate all identified conflicts of interest in the best interests of its Clients and Investors. In the event that a conflict of interest arises between Clients and/or Investors, Epoch’s policy is to seek to resolve such conflict as fairly as possible in relation to all parties.

You must avoid any activity or personal interest that creates, or appears to create, a conflict between your interests and the interests of Epoch or a Client or Investor. A conflict of interest occurs when your private interest interferes or appears to interfere with the interests of the Company or a Client or Investor. For example, a conflict of interest would arise where You or a Family Member receives improper personal benefits as a result of your position in the Company. Conflicts of interest include, by way of example:

• Soliciting or accepting gifts, entertainment, or other benefits from an organization that does, or seeks to do, business with Epoch in violation of Epoch’s policies;

• Owning a meaningful financial interest in, being employed by or acting as a consultant to or board member of an organization that competes with Epoch;

• Owning a meaningful financial interest in, being employed by or acting as a consultant to or board member of an organization that does, or seeks to do, business with Epoch;

• Borrowing money from a Business Associate unless that Business Associate is regularly engaged in the business of lending money or such other property, and the loan and the terms thereof are in the ordinary course of the Business Associate’s business; or

• Making a material decision on a matter on behalf of Epoch or a Client where your financial, reputational, or other self-interests may reasonably call the appropriateness of the decision into question.

6. Disclosure and Reporting of Conflicts of Interest

Epoch requires You to fully disclose any potential or actual conflicts of interest as soon as it is known by speaking with the Code of Ethics Contact Person who may discuss and/or seek the approval of the conflict with the Conflict Resolution Group and the Operating Committee depending on the nature and severity of the conflict. Additionally, Epoch requires You to complete a Compliance Questionnaire upon joining the firm and at least annually thereafter. Many of the questions contained in the Compliance Questionnaire are intended to identify actual or potential conduct that could constitute a conflict of interest.

Neither You nor a Family Member shall personally benefit, directly or indirectly, or derive any other personal gain from any business transaction or activity of Epoch, except when the transaction or activity has been fully disclosed to and approved in writing by the Conflict Resolution Group. For the avoidance of doubt, the receipt of business gifts or entertainment pursuant to Epoch’s Business Entertainment and Gift Policy does not require written Conflict Resolution Group approval.

Neither You nor a Family Member shall have any meaningful personal business or financial interest in any Business Associate or competitor of Epoch, without prior written consent from the Conflict Resolution Group. For the avoidance of doubt, holding 5% or less of the outstanding equity interests of a Business Associate or competitor whose equity interests are publicly traded shall not be deemed "meaningful."

Neither You nor a Family Member shall hold any position with (including as a member of the board of directors or other governing body) or perform services for a Business Associate or a competitor of Epoch, without prior written consent from the Conflict Resolution Group.

Neither You nor a Family Member shall provide any services to other business enterprises which reasonably could be deemed to adversely affect the proper performance of your work for Epoch or which might jeopardize the interests of Epoch or a Client, including serving as a director, officer, consultant or advisor of another business, without prior consent in writing by the Conflict Resolution Group. In addition, You must list all outside business interests on the new employee certification and on the annual Code of Ethics and Business Conduct acknowledgement and certification.

Neither You nor a Family Member shall direct, or seek to direct, any business of Epoch to any business enterprise in which you or a Family Member has a meaningful ownership position or serves in a leadership capacity, without prior written consent from the Conflict Resolution Group. For the avoidance of doubt, holding 5% or less of the outstanding equity interests of a Business Associate or competitor whose equity interests are publicly traded shall not be deemed "meaningful."

7. Insider Trading

You are not permitted to use or share information that is both non-public and confidential about Epoch for trading purposes or for any other purpose except the conduct of Epoch's business. You are not permitted to use or share information that is both non-public and material about other public companies for trading purposes or for any purpose. To use such information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. You are strictly prohibited from using any illegal means, such as hacking, to obtain any non-public or material information. Epoch has separately prepared and distributed to You a copy of Epoch's Personal Trading Procedures relating to personal securities trades by You and Family Members, which is attached hereto as "Exhibit A."

What is confidential information about Epoch ?

Confidential information regarding Epoch includes any information regarding Epoch’s business activities, any information regarding Epoch’s directors, officers and employees, and any information regarding Epoch’s clients for which disclosure, by an individual authorized to make such disclosure, has not been previously made. By way of example, the following information is considered confidential:

• Information You obtain concerning present or future securities transactions undertaken for Epoch’s clients;

• Information You obtain relating to past, present, or future business activities of Epoch; or

• Information You obtain relating to a director’s, officer’s, or employee’s medical, financial, employment, legal or personal affairs.

For the avoidance of doubt, all information regarding Epoch’s revenue, assets under management, fee structures, number and types of clients, and business plans is confidential unless such information has been previously disclosed by an individual authorized to make such disclosure.

What is non-public information ?

Information is non-public until it has been made available to investors. The distribution of non-public information must occur through commonly recognized channels for the classification to change, such as through the inclusion in reports filed with the U.S. Securities and Exchange Commission, press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as The Wall Street Journal or The New York Times. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination.

What is material information ?

Information is material where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved.

Common examples of material information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers, business opportunities, bankruptcy, change in capital structure, and major litigation. So-called market information, such as information concerning an impending securities transaction may also, depending upon the circumstances, be material. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material. These examples are by no means exclusive. Because materiality determinations are often challenged with the benefit of hindsight, if You have any doubt whether certain information is material, such doubt should be resolved against trading or communicating such information.

How might I receive information about Epoch that is non-public and confidential ?

You can expect to receive various forms of information about Epoch in the normal course of your role as a director, officer, or employee that is both non-public and confidential; however, You are prohibited from seeking to obtain such information if the information is not directly related to your duties or responsibilities. For example, if your duties or responsibilities do not require You to know about present or future securities transactions undertaken for Epoch’s clients, You are prohibited from seeking to obtain such information.

How might I receive information that is non-public and material ?

You may encounter information that is both non-public and material in variety of ways, including, without limitation:

• During discussions or interviews, either private or group, with a public company’s management;

• During discussions or interviews with a public company’s vendors, suppliers, or competitors;

• During discussions or interviews with members of the press;

• During discussions with credit analysts, traders, attorneys, accountants, consultants, research providers, investment bankers or other professionals;

• By receiving information packages from issuers;

• During discussions with certain sensitive Clients or Investors such as executive-level officers or directors of a public company; or

• By being a board member of a public company.

You are prohibited from soliciting or accepting information about a public company where You know, or should know, that such information is both non-public and material.

How do I protect information that is non-public and confidential about Epoch ?

When not in use, You must keep all documents or files containing confidential information in locked desk drawers or file cabinets. Under no circumstances, should confidential information be left on desks, counter tops, or floors where the information is visible to others. You must not review or work on any documents that contain confidential information about Epoch in any setting that would permit others to see the information, such as in airplanes, public spaces, or even open areas in Epoch’s offices.

How do I protect information that is non-public and material ?

If You believe that You are in possession of non-public and material information, You are instructed to immediately contact the Code of Ethics Contact Person. You are prohibited from sharing this information with any other officer, director, or employee at Epoch unless You receive permission from the Code of Ethics Contact Person and follow the information barrier procedures implemented by the Code of Ethics Contact Person. For the avoidance of doubt, You are prohibited from sharing this information with anyone other than the Code of Ethics Contact Person until the Code of Ethics Contact Person implements information barrier procedures. In addition, the Code of Ethics Contact Person may add the company to the Epoch restricted list which is maintained by the Compliance Department.

For the avoidance of doubt, You are prohibited from trading the securities of any company about which You may possess Material Nonpublic Information, or derivatives related to the issuer in question. Additionally, You may not conduct research, trading, or other investment activities regarding a security for which You may have Material Nonpublic Information until the CCO or Code of Ethics Contact Person dictates an appropriate course of action.

When not in use, You must keep all documents or files containing non-public and material information in locked desk drawers or file cabinets. Under no circumstances, should such information be left on desks, counter tops, or floors where others can see the documents. You must not review or work on any documents that contain non-public and material information in any setting that would permit others to see the documents, such as in airplanes, public spaces, or even open areas in Epoch’s offices.

Usage of Expert Networks and Political Intelligence Firms for Researc h

Epoch does not currently utilize expert networks or political intelligence firms for research purposes. Prior to engaging with expert networks or political intelligence firms, You must seek pre-approval from the CCO.

Discussions with Other Buy Side Investor s

Employees may consider it beneficial to communicate with other investment advisers, buy side investors, and/or employees thereof (“Buy Side Investors”), either because they have knowledge of a specific investment, theme, or thesis, or because it is condition of participating in an idea dinner or idea sharing website. In connection with these interactions, an Employee may subsequently determine that it is in Epoch’s (and our clients’) interests to disclose certain information on Epoch’s investments and research to the other Buy Side Investor.

While these interactions and disclosures are permissible, You should not disclose:

• Information that could be considered MNPI or that Epoch has otherwise agreed with a third party to keep confidential;

• Specific information relating to Epoch’s trading of securities, including the timing and/or sizing of trades;

• Information that could be detrimental to Epoch’s (or the clients’) business interests, such as disclosure of information on a short position where there is limited capacity for borrow; or

• Information on Epoch’s intentions for future proxy votes.

You are also subject to the following prohibitions when interacting with other Buy Side Investors:

• You may not provide proprietary models or other research without the prior approval of the CCO

• You may not provide research obtained from a third-party research provider to any Buy Side Investor; and

• You must not participate in/provide ideas via an idea dinner without the prior approval of the CCO.

If you have any questions about whether any information is permissible to be disclosed in an interaction with a Buy Side Investor, you should consult with the CCO.

8. Corporate Opportunities

You owe a duty to the Company to advance the Company's business interests wherever possible. You and Family Members are prohibited from personally profiting, directly or indirectly, due to your position with Epoch, to the detriment (or at the expense) of Epoch or any Business Associate. You are prohibited from taking for yourself opportunities that are discovered through the use of Company property or information or through your position with Epoch, without the consent of Epoch's Code of Ethics Contact Person.

9. Prohibition on Illegal Payments

You and your Family Members are prohibited from, directly or indirectly, making any illegal payment, offering to make any illegal payment, promising to make any illegal payment, or taking any other unlawful action with respect to any government official, including officials of foreign governments. By way of example, You are prohibited from paying, offering, or promising anything of value to a foreign official, foreign political party, foreign party official, or candidate for foreign office with the intent to influence any act or decision of a foreign official, to induce the official to do or omit to do any act in violation of the official’s lawful duty, or to obtain any improper advantage.

10. Competition and Fair Dealing

Epoch seeks to outperform competitors fairly and honestly through superior performance, and never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, inducing such disclosures by past or present employees of other companies, or engaging in any unlawful competitive practices is prohibited. You should respect the rights of and deal fairly with Epoch's clients, suppliers, competitors, and employees. You are prohibited from taking unfair advantage of any person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional, unfair-dealing practice.

11. Preferential Treatment and Gifts & Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. You shall not offer or provide a business gift or entertainment unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any applicable laws or regulations. If You are uncertain whether a business gift or entertainment is inappropriate, You should seek guidance from your supervisor or the Code of Ethics Contact Person. Additional policies with respect to the giving and receipt of gifts are contained in Epoch’s Compliance Policies and Procedures Manual.

12. Corporate Books and Records

You must ensure that all of Epoch's documents that You are responsible for in the normal course of your duties are completed accurately, truthfully, in a timely manner and properly authorized.

All of Epoch’s books, records, accounts, and financial statements must be maintained in reasonable detail, appropriately reflect the Company’s transactions, conform to applicable legal requirements, must be recorded in compliance with all applicable laws and accounting practices and in accordance with the United States' generally accepted accounting principles designated by Epoch, and be accurately maintained in accordance with the Company’s system of internal controls. The making of false or misleading entries, records or documentation is strictly prohibited.

Ensuring accurate and complete business and financial records is everyone’s responsibility, not just the obligation of accounting and finance personnel. Accurate recordkeeping and reporting reflects on Epoch’s reputation and credibility, and ensures that our Company satisfies its legal and regulatory obligations. Always record and classify transactions properly, never falsify any document, and never distort the true nature of any transaction or other company information. You may never create a false or misleading report under Epoch's name. In addition, no payments or established accounts shall be used for any purpose other than as described by their supporting documentation. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

You may not take any action to defraud, influence, coerce, manipulate or mislead any other officer, director or employee of Epoch or any external auditor or legal counsel for Epoch for the purpose of rendering the books, records or financial statements of Epoch incorrect or misleading.

Errors, or possible errors or misstatements in Epoch's books and records should be brought to the attention of the Code of Ethics Contact Person promptly upon discovery thereof. The Code of Ethics Contact Person shall promptly inform the Chief Financial Officer of any such error or misstatement.

You are expected to cooperate fully with Epoch's internal auditors and external auditors. You shall not impede or interfere with the financial statement audit process.

13. Document Retention

The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. You shall comply fully with the Company’s policies or procedures regarding the retention and preservation of records. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities. Specific document retention policies are contained in the Compliance Policies and Procedures Manual.

Where there is actual or potential litigation or reasonable likelihood of an external investigation, Epoch may determine that it is necessary to preserve information relating to the matter, such as emails and other documents that might otherwise be deleted in the ordinary course of business. If You become aware of any actual or potential litigation, subpoena, or other legal proceeding involving Epoch, you should notify the Chief Compliance Officer immediately, so that the Company may determine what additional document preservation may be necessary. You are expected to comply with any document retention or preservation instructions that you receive from the Compliance Department.

14. Non-Disclosure of Information

Neither You nor your Family Members shall discuss, or inform others about, any actual or contemplated business transaction by a Business Associate or the Company except in the performance of your employment duties or in an official capacity and then only for the benefit of the Business Associate or the Company, as appropriate. In no event should you discuss, or inform others about, any actual or contemplated business transaction by a Business Associate or the Company in violation of applicable law.

15. Guarding of Corporate Assets

You have a duty to safeguard Company assets, including its physical premises and equipment, records, customer information and Company trademarks, trade secrets and other intellectual property. Company assets shall be used for Company business only. Without specific authorization, neither you nor a Family Member may take, loan, sell, damage or dispose of Company property or use, or allow others to use, Company property for any non-Company purposes.

16. Implementation of the Code

While each of us is individually responsible for compliance with the Code, You do have access to a number of resources to assist You in understanding your legal and ethical obligations as an employee of the Company. The Company has the following resources, people and processes in place to answer questions and guide You through difficult decisions.

Code of Ethics Contact Perso n

The Chief Compliance Officer is the designated Code of Ethics Contact Person for purposes of this Code and shall report directly to the Chief Executive Officer all material matters arising under this Code. At his discretion, the Chief Executive Officer will report matters arising under this Code to the Directors or to the Company’s Operating Committee, as may be determined to be appropriate. The Code of Ethics Contact Person is responsible for overseeing, interpreting and monitoring compliance with the Code. Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. If You are unsure of whether a situation violates this Code, You should discuss the situation with your supervisor or the Code of Ethics Contact Person.

Reporting Violation s

With regards to reporting violations, please see Section 3. Compliance with Laws, Rules and Regulations.

Investigations of Violation s

Reported violations will be promptly and thoroughly investigated and, to the extent possible, treated confidentially. Epoch complies with the law in conducting investigations and Epoch expects that employees will cooperate with lawful investigations and provide truthful information to facilitate an effective investigation.

Amendments to the Cod e

The Code is updated and maintained on a regular basis. You are required to acknowledge and comply with the Code and all amendments. At a minimum, all employees are required to complete an annual certification through PTCC during Epoch’s annual recertification period.

17. Enforcement

You can expect that Epoch will take appropriate action with respect to any employee, officer, or director who violates, or whose Family Member violates, any provision of this Code. Any alleged violation of the Code shall be reported promptly to the CEO for his consideration and such action as the CEO in its sole judgment, shall deem warranted.

18. Condition of Employment or Service

Compliance with this Code is a condition of your employment. Employee conduct not in accordance with this Code shall constitute grounds for disciplinary action, including, without limitation, termination of employment.

This Code is not an employment contract nor is it intended to be an all-inclusive policy statement on the part of the Company. Epoch reserves the right to provide the final interpretation of the policies contained in this Code as well as the specific procedures contained in memorandums, policies, e-mail or other guidance, which we may from time to time distribute to You. Epoch reserves the right to revise these policies or procedures as deemed necessary or appropriate.

By signing below or completing the certification on PTCC, I acknowledge that I have read Epoch’s Code of Ethics and Business Conduct (a copy of which has been supplied to me and which I will retain for future reference) and agree to comply in all respects with the terms and provisions hereof. I also acknowledge that this Code of Ethics and Business Conduct may be modified or supplemented from time to time and I agree to comply with those modifications and supplements as well.

__________________________ ________________________________

Print Name  Signature

__________________________

Date

Exhibit A – Personal Trading Procedures

1. Requirements Applicable to Personal Trading Activity

Epoch has adopted the following procedures concerning the pre-clearance and periodic reporting of transactions and accounts for all Access Persons (as defined below). TD Directors (as defined below), shall not be required to adhere to such pre-clearance or reporting requirements since TD Directors do not have access to non-public information regarding client purchases or sales, have no access to portfolio holdings and are not involved in securities recommendations to clients. The Chief Compliance Officer shall, on an annual basis, meet with the TD Directors in person and discuss and confirm that each of them will abide by these policies.

Definitions of Terms Use d

 "Access Persons": for purposes of personal trade reporting and pre-clearance includes all Epoch employees, including certain temporary employees and consultants who reside on Epoch premises.

"Approving Official" for a personal trade pre-clearance request is the Code of Ethics Contact Person, or in his or her absence the Compliance Officer or other personnel as may be appointed from time-to-time. At no time may an individual who may otherwise serve as an Approving Official also be the Approving

Official for a pre-clearance request for their own personal trade or for the personal trade of their Family Members.

"Beneficial ownership" of a Security (as defined below) is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider themselves the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider themselves the beneficial owner of securities held by his or her spouse, his or her dependent children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides them with sole or shared voting or investment power.

"Client Account" means any account which receives investment advisory services from Epoch for a fee.

"Code of Ethics Contact Person" shall mean the Chief Compliance Officer or such person or persons as may be from time to time designated.

"Employee-Related Account" is any personal brokerage account or any other account in which You or a Family Member has a direct or indirect pecuniary interest and over which You or a Family Member exercises any control or influence and can transact in Reportable Securities or securities. For example, an "Employee-Related Account" includes any account of your Immediate Family Members, but excludes any such account over which neither You nor your Immediate Family Members exercises control or influence (i.e., an account over which some other third person or entity exercises exclusive discretionary authority).

"Family Members" means Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by You or by any Immediate Family Member of You.

"Immediate Family Member" includes the spouse (or life partner) and children of You and any relative (by blood, marriage or adoption) of You residing in the same household as You. Immediate Family Members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, and any such adoptive relationships.

"Investment Person" or "Investment Personnel" means all officers, directors or employees who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to any Client Accounts and all officers, directors or employees who provide or supply information and/or advice to any portfolio manager (or committee), or who execute or help execute any portfolio managers (or committees) decisions, and all officers, directors or employees who, in connection with their regular functions, obtain contemporaneous or advance information regarding the purchase or sale of a Security by or for any Client Accounts.

"New Idea Research Monitor List" means the list of securities maintained by Investment Personnel that may lead to investments for Client Accounts.

"Operating Committee" means the Operating Committee of Epoch which meets periodically and is responsible for implementation of Epoch's business strategy.

"Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

"Reportable Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers acceptances, bank certificates of deposit, commercial paper and registered, open-end mutual funds other than those open-end mutual funds advised by Epoch. For the sole purpose of this policy, the term "Reportable Security" shall also include all exchange-traded funds ("ETFs"), exchange-traded notes, closed-end funds, and index or ETF derivatives.

"Security2" is defined by the SEC broadly to include stocks, bonds, certificates of deposit, options, interests in private placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. "Security" is also defined to include any instrument commonly known as a security.

A "Security held or to be acquired by a Client Account" means any Security which, within the most recent fifteen days: (i) is or has been held by a Client’s Account; or (ii) is being or has been considered by Epoch for purchase within a Client’s Account.

A Security is "being purchased or sold by a Client Account" from the time when a purchase or sale order has been communicated to the person who places the buy and sell orders for Client Accounts until the time when such order has been fully completed or terminated.

"TD Director" refers to those directors who are non-employee directors of Epoch

"You" means all Access Persons.

Prohibited Activities and Transaction s

You and your Family Members, with respect to a Security held or to be acquired by a Client Account and with respect to a Security being purchased or sold by a Client Account, are prohibited from:

• Short selling securities issued by TD, TD Ameritrade or other TD Restricted Securities.

• Entering into any contract or series of contracts that create a short sale of TD, TD Ameritrade or other TD Restricted Securities.

• Trading in put or call options on securities issued by TD, TD Ameritrade or other TD Restricted Securities.

• Trading in units or shares in TD mutual funds or pooled funds in any manner that is not consistent with the best interests of other unit holders.

• Certain Access Persons may from time to time be subject to blackout periods restricting the ability to purchase or sell securities issued by TD, TD Ameritrade or other TD Restricted Securities.

• Acquiring securities as part of an initial public offering by an issuer.

• Trading in securities that are on the Epoch restricted list or Epoch's New Idea Research Monitor List without approval of the Code of Ethics Contact Person.

• Employing any device, scheme or artifice to defraud a Client.

• Making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

• Engaging in any act, practice or course of business which would operate as a fraud or deceit upon a Client.

• Engaging in any manipulative practice with respect to a Client.

Same Direction Transaction s

Subject to the pre-clearance procedures below, neither you nor your Family Members may purchase or sell, directly or indirectly, any Reportable Security during the time3 that the same (or a related) Reportable Security is being purchased or sold by a Client Account where You or your Family Member’s trade is on the same side (purchase or sale) as the trade for the Client Account.

Opposite Direction Transaction s

Subject to the pre-clearance procedures below, neither You nor your Family Members may purchase or sell, directly or indirectly, any Security within 7 calendar days after the time that the same (or a related) Security is being purchased or sold by a Client Account where your trade or your Family Member’s trade is on the opposite side (purchase or sale) as the trade in the Client Account. The determination of whether a Client Account has transacted within 7 calendar days shall be made at the time the Access Person requests pre-clearance. In limited circumstances, where subsequent to execution of your or your Family Member’s trade, Epoch receives an additional Client or new assets which would necessitate the purchase or sale of the same security such a personal trade will not be considered a violation of this prohibition. Furthermore, subject to the discretion of the Code of Ethics Contact person, certain de minimis transactions may be approved and not be considered a violation of this section of the Code. For purposes of this section de minimis is defined to include purchases or sales of up to 1,000 shares of a Security if the issuer has a market capitalization of over $1 billion.

Holding Perio d

Neither You nor your Family Member shall sell a Security or cover a short sale within 30 days of acquiring that Security or short sale other than non-broad based ETFs, or ETF derivative for which a 7 day holding period applies, except in the case of involuntary transactions, such as in connection with a reorganization or other extraordinary transactions requiring the surrender or exchange of securities, or upon the prior written consent of an Approving Official for good cause shown. You or your Family Member must adhere to the stated holding period irrespective of taxable lots.

Limitation on the Number of Pre-Clearance Request s

You and your Family Members are limited to a maximum of fifteen (15) pre-clearance requests per quarter. Exceptions to this restriction will be considered in hardship situations and at the discretion of the Chief Compliance Officer.

Pre-Clearance of Reportable Securities Transactions in Employee-Related Account s

Neither You nor your Family Member may place an order for the purchase or sale of any Reportable Security (including a private placement) for an Employee-Related Account until the transaction has been approved by an Approving Official in accordance with the following procedures.

When either You or your Family Member wishes to complete a transaction in an Employee-Related Account, You must submit electronically a pre-clearance request through PTCC between the hours of 10:00 a.m. and 3:30 p.m. EST. Your pre-clearance request will be routed electronically to the Epoch trading desk who will review the electronic request and determine whether Epoch is active in the Security in which you have requested approval. Once approved by the trading desk, the pre-clearance request will be sent electronically to the Code of Ethics Contact Person and other designated Approving Officials. Approval or denial of that request is then made by the Code of Ethics Contact person or in their absence an Approving Official. Once the Code of Ethics Contact person or an Approving Official has approved or denied the trade request, You will receive electronic notification from PTCC. In limited circumstances, an Approving Official or a designee may waive the requirement that a Pre-Clearance Request Form be electronically submitted on or before the date of the proposed transaction, provided that:

• You communicate orally or via e-mail the required information and make the required representations to the Approving Official or a designee on or before the date of the proposed transactions;

• The Approving Official or a designee makes a written record of the same; and

• You submit a pre-clearance request through PTCC by the end of the same trading day as your verbal or email pre-clearance request.

 By submitting an electronic pre-clearance request through PTCC, You represent that to the best of your knowledge and belief, and after due inquiry, neither You nor your Family Member is in possession of any material, nonpublic information concerning the Security proposed to be bought or sold, and the proposed transaction is not otherwise prohibited by the Code or these procedures.

An Approving Official will base their decision to approve or disapprove a Pre-Clearance Request on the following factors:

• The general policies set forth in the Code and these procedures;

• The requirements under federal and state laws, rules, and regulations as they may apply to the proposed transaction;

• The timing of the proposed transaction in relation to transactions or contemplated transactions for any Client Accounts; and

• The nature of the securities and the parties involved in the proposed transaction.

Any approval of a proposed transaction is effective for the proposed transaction date only and is subject to the conditions, if any, specified by the Approving Official. A breach of any of the above procedures may, depending upon the circumstances, subject you to sanctions, up to and including termination of employment.

Investment Personnel, before acting on personal investment opportunities, must share all personal trading ideas with the Portfolio Manager, in each respective strategy, so the Portfolio Manager can determine whether the investment opportunity may be appropriate for Client accounts. The Compliance Department monitors all employees' trading and provides periodic reports to all Portfolio Managers regarding the volume and nature of Investment Personnel transactions.

For the avoidance of confusion, the pre-clearance requirements shall not apply to the following transactions:

• Purchases and sales of any Security by TD Directors;

• Purchases and sales of shares of open-end mutual funds not managed by Epoch;

• Purchases that are part of an automatic purchase plan, such as an automatic dividend reinvestment plan or a plan to purchase a fixed number of shares or face value per month (e.g. purchases of an Epoch sub-advised mutual fund as part of an on-going payroll contribution (401(k) Plan) do not require pre-clearance. However, your initial purchase of share so an Epoch sub-advised mutual fund in the 401(k) plan requires pre-clearance as does any rebalancing You make which results in the purchase or sale of shares of an Epoch sub-advised fund within the 401(k) plan);

• Purchases and sales of fixed income securities issued, guaranteed or sponsored by a government member of the Organization of Economic Co-Operation and Development ("OECD'');

• Purchases and sales that are involuntary (e.g., stock splits, tender offers, and share buy-backs);

• Acquisitions of securities through inheritance;

• Purchases and sales in any account over which neither You nor your Family Member has direct or indirect influence or control over the investment or trading of the account (e.g., an account managed on a discretionary basis by an outside portfolio manager, including a "Blind Trust") Such accounts must be brought to the attention of the CCO who may ask for documentation to determine whether the account is eligible for the exception and the Employee may be required to provide account statements on a periodic basis to identify transactions that may be inconsistent with the provisions of this Code.; and,

• Purchases and sales of certain broad-based ETFs described in PTCC, as amended from time-to-time.

Furthermore, subject to the discretion of the Code of Ethics Contact person, a supplementary review of Investment Personnel transactions may be conducted.

Reporting Requirements Applicable to Employee-Related Account s

Neither You nor your Family Members are permitted to maintain Employee-Related Accounts, at a domestic or foreign broker-dealer, investment adviser, bank, or other financial institution without the approval of the Code of Ethics Contact Person. All Employee-Related Accounts must be maintained at broker-dealers or financial institutions that provide Epoch with duplicate copies of all confirmations and periodic statements for such accounts. In addition, many broker-dealers supply account information in real time to the Code of Ethics Contact Person. Within 10 days of beginning your employment with Epoch, you must log into the PTCC system and disclose all Employee-Related Accounts and the Reportable Securities held in those accounts. The information must be no more than 45 days old prior to becoming a director, officer, or employee of Epoch.

In addition to electronic feeds with PTCC, you are required to send to the broker-dealer or financial institution carrying each Employee-Related Account a letter authorizing and requesting that it forward duplicate confirmations of all trades and duplicate periodic statements, as well as any other information or documents as an Approving Official may request, directly to Epoch. A form letter drafted for this purpose may be obtained from the Code of Ethics Contact Person.

You are required to obtain pre-approval, through PTCC when You or a Family Member wish to open a new Employee-Related Account.

You shall certify your securities transactions and your Family Member’s Reportable Securities transactions during each quarter within ten (10) days of quarter-end and Reportable Security holdings and Employee-Related Accounts as of December 31st of each year within ten (10) days of year-end via PTCC. With respect to an employee's Epoch 401(k) plan account, employees are not required to report transactions in their quarterly transaction certification or update holdings in their Epoch 401(k) annually. Epoch maintains the 401(k) accounts in PTCC on behalf of all employees.

All new employees receive a username and password in order to access PTCC and are required to enter all accounts and securities in the system, including 401(k) or other retirement accounts from prior employers within 10 days of the commencement of their employment.

Access to information submitted pursuant to these procedures will be restricted to those persons who are assigned by Epoch to perform the review functions, and all such materials will be kept confidential, subject to the rights of inspection by the Board of Directors of Epoch, Epoch’s Operating Committee or their designee, and governmental bodies authorized by law to obtain such access.

Appendix B - Initial Certification4

I certify that:

• I have read and understand the Epoch Investment Partners, Inc. ("Epoch") Personal Trading Procedures, as outlined in the Code of Ethics and Business Conduct, and recognize that I am subject to its requirements.

• I have disclosed or reported all personal Reportable Securities holdings information on Compliance Science Personal Trading Control Center in which I or a Family Member has a Beneficial Interest, including all Employee-Related Accounts as defined in the Personal Trading Procedures, as of the date I became a director, officer, or employee of Epoch. I have also reported the name(s) of each person or institution managing any account (or portion thereof) for which I or my Immediate Family Members have no direct or indirect influence or control over the investment or trading of the account.

• I understand that Epoch will monitor securities transactions and holdings in order to ensure compliance with the Code and the Personal Trading Procedures. I also understand that personal trading information will be made available to any regulatory or self-regulatory organization to the extent required by applicable law or regulation.

• For the purpose of monitoring securities transactions and holdings information under the Epoch Personal Trading Procedures, I confirm that I will instruct all financial institutions to provide copies of trade confirmation and periodic statements, subject to these procedures. This covers my current Employee-Related Accounts and accounts that will be opened in the future during my employment with Epoch.

• I understand that any circumvention or violation of the Epoch Personal Trading Procedures will lead to disciplinary and/or legal actions, including up to and including termination of employment.

• I understand that I have to pre-clear any additions and report deletions or changes with respect to my Employee-Related Accounts.

__________________________ ________________________________

Print Name  Signature

__________________________

Date

End- Notes

1. This Code also applies to employees of Epoch Investment Partners UK, Ltd (“Epoch UK”). These employees must also adhere to the FCA Principles in the UK Supplement. The UK Supplement sets out certain UK specific policies and procedures which the employees of Epoch UK must observe to fulfill Epoch UK’s own administrative requirements and to achieve compliance with the requirements of the Financial Services & Markets Act 2000 and the FCA Rules of the Financial Conduct Authority, by which Epoch UK is authorized and regulated. Unless otherwise directed, you must also comply with the policies and procedures contained within the Epoch Investment Partners Compliance Policies & Procedures Manual.

2."Security" may also include certain assets that are issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”). A Digital Asset is likely to be considered a Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets: https://www.sec.gov/files/dlt-framework.pdf. Generally, virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings ("ICOs"). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not to be considered Securities. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO or the Code of Ethics Contact Person.

3.Applies to personal trades within a permitted daily trading window in securities where Epoch has active open orders.

4. Full time employees are generally required to complete an initial certification of the Code in a substantially similar format online.